Free Writing Prospectus

Filed pursuant to Rule 433

Registration Number 333-178017

Stanley Black & Decker, Inc.

$800,000,000 2.900% Notes due 2022

Term Sheet

November 1, 2012

Issuer:	Stanley Black & Decker, Inc. (NYSE: SWK)
Guarantor:	The Black & Decker Corporation
Title of Security:	2.900% Notes due 2022
Principal Amount:	$800,000,000
Maturity Date:	November 1, 2022
Coupon:	2.900% accruing from November 6, 2012
Interest Payment Dates:	Each May 1 and November 1
First Interest Payment Date:	May 1, 2013
Trade Date:	November 1, 2012
Settlement Date (T+3):	November 6, 2012
Benchmark:	1.625% due August 15, 2022
Benchmark Price / Yield:	99-07+ / 1.710%
Spread:	T + 120 bps
Yield to Maturity:	2.910%
Price to Public:	99.914%
Make-Whole Call:	T + 20 bps
CUSIP / ISIN:	854502 AD3 / US854502AD32
Expected Ratings:	Moody’s: Baa1 (Stable) S&P: A (Stable) Fitch: A- (Stable)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. J.P. Morgan Securities LLC
Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. RBS Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC at 1-800-221-1037, Goldman, Sachs & Co. at 1-866-471-2526, or J.P. Morgan Securities LLC at 212-834-4533.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Stanley Black & Decker, Inc. on November 1, 2012 relating to its Prospectus dated November 16, 2011.